Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MICHAELS STORES, INC.

1.             Name.  The name of this Corporation is Michaels Stores, Inc.

2.             Registered Office.  The location of the Corporation’s registered office is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent at such address is The Corporation Trust Company.

3.             Purpose.  The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.             Stock.  The total number of shares of stock that this Corporation shall have authority to issue is Seventy-Five Million (75,000,000) shares of Common Stock, $0.10 par value per share.  Each share of Common Stock shall be entitled to one vote.

5.             Change in Number of Shares Authorized.  Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

6.             Election of Directors.  The election of directors need not be by written ballot unless the Bylaws shall so require.

7.             Actions Requiring Approval of Stockholder Majority.

7.1.          Definitions.  As used in this Paragraph 7 and Paragraph 8, the following terms have the following definitions:

7.1.1.       “Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation (for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to the Corporation, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Corporation, whether through the ownership of voting securities, by agreement or otherwise).

7.1.2.       “Affiliated Fund” shall mean, with respect to any Investor, each corporation, trust, limited liability company, general or limited partnership or other entity under common control with that Investor (including any such entity with the same general partner or principal investment advisor as that Investor or with a general partner or principal investment advisor that is an Affiliate of the general partner or principal investment advisor of that Investor), and, in the case of Michaels Holdings LLC, Affiliated Fund shall include each member of Michaels Holdings LLC and the Affiliated Funds of such members.

7.1.3.       “Change of Control” shall mean the occurrence of any of the following: (i) any consolidation or merger of the Corporation with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of stock of the Corporation), whether or not the Corporation is a party thereto, in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization or transaction, own stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board of Directors of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (ii) any stock sale or other transaction or series of related transactions, whether or not the Corporation is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Corporation’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time), other than the Investors and their respective Affiliated Funds, excluding, in any case referred to in clause (i) or (ii) the Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

7.1.4.       “Initial Public Offering” shall mean the initial public offering and sale of Common Stock for cash registered on Form S-1 (or any successor form under the Securities Act of 1933, as in effect from time to time).

7.1.5.       “Investors” shall mean Michaels Holdings LLC, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III LP and their Affiliated Funds.

7.1.6.       “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

7.2.          Restricted Actions.  Prior to an Initial Public Offering or the consummation of a Change of Control, the Corporation shall not and shall cause its subsidiaries not to take any of the following actions unless it shall have first obtained the consent of the holders of a majority of the outstanding shares of Common Stock of the Corporation:

7.2.1.       Acquisition or Disposition Transactions.  Enter into or effect any transaction or series of related transactions in any calendar year involving the purchase, rent, license, exchange or other acquisition, or the sale, lease, exchange or other disposal, by the Corporation or any of its subsidiaries of any assets, other than any transaction or series of related transactions in the ordinary course of business for consideration having a fair market value that is less than $100,000,000.

7.2.2.       Issuance of Stock or Other Equity Securities.  Authorize, create or issue any equity securities of the Corporation or any of its subsidiaries (except as may be issued to the Corporation or any of its subsidiaries), issue any options or rights to acquire any equity securities of the Corporation or any of its subsidiaries or grant any registration rights in respect of any such securities, options or rights.

7.2.3.       Incurrence or Prepayment of Debt.

(a) Other than draws under any debt agreement, the execution of which has been approved by the stockholders, incur any indebtedness, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than cross-guarantees for any indebtedness that has been approved under this Paragraph), enter into any agreement under which it may incur indebtedness in the future, or make any loan, advance or capital contribution to any Person or enter into or effect any transaction or series of related transactions involving the issuance by the Corporation of any debt securities, including rights to acquire any debt securities, in each case in an aggregate amount in excess of $500,000,000, or

(b) effect any voluntary prepayment of indebtedness of the Corporation or any of its subsidiaries in an aggregate amount in excess of $500,000,000.

7.2.4.       Issuance of Dividends or Distributions.  Declare or pay dividends from the Corporation or any of its subsidiaries or make any other distributions by the Corporation or any of its subsidiaries in respect of its equity securities.

7.2.5.       Redemption or Repurchase.  Enter into or effect any transaction or series of related transactions in connection with or involving the redemption or repurchase of stock of the Corporation (other than redemptions or repurchases in an aggregate amount of up to $5,000,000 of stock held by employees or former employees of the Corporation).

7.2.6.       Initial Public Offering.  Register the offer or sale of any equity securities of the Corporation or any of its subsidiaries under the Securities Act of 1933, as in effect from time to time, in connection with, or consummate, an Initial Public Offering; provided, however, that no such approval shall be required for an Initial Public Offering that is demanded by any Person pursuant to an agreement that has been approved by the stockholders.

7.2.7.       Change of Control.  Enter into or effect any transaction or series of related transactions that would constitute a Change of Control.

7.2.8.       Merger.  Enter into or effect any transaction or series of related transactions, involving the merger or consolidation of the Corporation with or into any Person.

7.2.9.       Transactions with Affiliates.   Enter into any transaction or series of related transactions with any of the Corporation’s Affiliates other than Affiliates controlled by the Corporation.

7.2.10.     Amendment or Waiver of Charter or Bylaws.  Amend or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws.

8.             Fair Transactions with Affiliates.  Prior to an Initial Public Offering or the consummation of a Change of Control, the Corporation shall not and shall cause its subsidiaries not to enter into any transaction or series of related transactions with any of the Corporation’s Affiliates other than Affiliates controlled by the Corporation unless the Board of Directors shall have first determined that the transaction or series of related transactions is fair to the stockholders of the Corporation.

9.             Amendments.  Notwithstanding any vote required to be taken by the stockholders of the Corporation pursuant to any other provision in this Amended and Restated Certificate of Incorporation or the DGCL, any amendment or waiver of any provision of this Amended and Restated Certificate of Incorporation shall require the approval of each stockholder of the Corporation who would be disproportionately and adversely affected by such amendment or waiver.

10.           Liability of Directors.  A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined.  No amendment or repeal of this Paragraph 10 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

11.           Indemnification.  This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against judgments, fines, penalties, amounts paid in settlement and expenses (including attorney’s fees and expenses), which expenses shall be advanced to such person upon request, in each case incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.  Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this Paragraph 11 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  No amendment or repeal of this Paragraph 11 shall adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

12.           Survival of Rights Previously Granted.  To the extent this Amended and Restated Certificate of Incorporation amends, repeals, or otherwise modifies the Corporation’s Certificate of Incorporation (the “Prior Certificate”) as in effect immediately prior to the adoption (the “Adoption”) of this Amended and Restated Certificate of Incorporation, and such amendment, repeal, or other modification would adversely affect any right under the Prior Certificate of any person who at any time prior to the Adoption was a director, officer, employee, or agent (including as a fiduciary with respect to an employee benefit plan) of the Corporation, then to that extent the Prior Certificate shall survive the Adoption, and any such person shall have all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Adoption and rights to advancement of expenses relating thereto existing in favor of such person immediately prior to the Adoption as provided in the Prior Certificate.

13.           Records.  The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.

14.           Renunciation of Business Opportunities Doctrine.  To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this Paragraph 14 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

15.           Opt Out of DGCL 203.  This Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.